Exhibit 10.2

Inducement Grant

Restricted Stock Unit Agreement Grantee: Peter J. Mariani No. of RSUs: 350,000

This Agreement (the “Agreement”), dated as of August 14, 2024 (the “Grant Date”) is delivered by CytoSorbents Corporation, a Delaware corporation (the “Company”) to you, Peter J. Mariani.

Pursuant to the terms of the Employment Agreement, dated August 14, 2024 between the Company and you (as it may be amended from time to time, the “Employment Agreement”), you are to be granted restricted stock units on the terms and subject to the conditions set forth herein. The Board of Directors of the Company has decided to make this restricted stock unit grant as a material inducement for you to enter into employment with the Company and to align your interests with those of the Company and its stockholders. The grant of the restricted stock units provided for herein is intended to constitute an “employment inducement grant” as described in Rule 5635(c)(4), or any successor provision, of the NASDAQ Listing Rules, and is not being granted or made under the CytoSorbents Corporation 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”).

1.     Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement or, in the Plan, as applicable.

2.     Grant.

a.    In accordance with the employment inducement grant exception to the shareholder-approval requirements of the Nasdaq Stock Market set forth in Rule 5635(c)(4), or any successor provision, of the NASDAQ Listing Rules, the Company hereby grants to you 350,000 restricted stock units (each, an “RSU,” and collectively, the “RSUs”) on the terms and subject to the conditions set forth in this Agreement and, subject to Section 2(c) below, otherwise on terms identical to the terms provided in the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control.

b.    You acknowledge that the grant of the RSUs hereunder satisfies in full the Company’s obligation to provide you with a restricted stock unit grant as described in the Employment Agreement. You further acknowledge that the grant of the RSUs hereunder is intended to be in consideration for, in part, the covenants set forth in Section 10 of the Employment Agreement.

c.    It is understood that the RSUs are not being granted pursuant to the Plan; provided, however, that this Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan, which shall be deemed to apply to the RSUs granted hereunder without any further action of the Administrator, unless expressly provided otherwise by the Administrator). The Administrator shall have final authority to interpret and construe the terms of this Agreement and the Plan’s terms as they are incorporated herein by reference and deemed to apply to the RSUs granted hereunder, and to make any and all determinations under them, and its decision shall be binding and conclusive upon you and your beneficiaries in respect of any questions arising under the Plan or this Agreement. You acknowledge that you have received a copy of the Plan and the official prospectus for the Plan. You also acknowledge that you had an opportunity to review the Plan and agree to be bound by all the terms and provisions of the Plan, as incorporated into this Agreement. Paper copies of the Plan and the official Plan prospectus are available, and paper copies of the prospectus for this Agreement will be available, by contacting the Chief Executive Officer of the Company. For the avoidance of doubt, neither the RSUs granted hereunder nor any shares of Common Stock issued upon settlement of the RSUs shall reduce the number of shares of Common Stock available for issuance pursuant to Awards granted under the Plan.

3.	Vesting.

a.    All of the RSUs are nonvested and forfeitable as of the Grant Date. Subject to the terms of this Section 3 and Section 4, the RSUs shall become vested according to the vesting schedules set forth in Appendix A, so long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur.

b.    The vesting of the RSUs shall be cumulative, but shall not exceed 100% of the RSUs. If the foregoing schedule would produce fractional shares of Common Stock, the number of shares of Common Stock that vest shall be rounded down to the nearest whole shares of Common Stock.

4.     Termination of Employment or Service. Except as otherwise set forth below and subject to the applicable terms of the Employment Agreement that may provide for accelerated vesting of the RSUs under certain circumstances, if your Service with the Company ceases for any reason, all RSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such RSUs or the underlying shares of Common Stock.

5.     Restrictions on Transfer. Neither this Agreement nor any of the RSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the RSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the RSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.

6.	Settlement of RSUs.

a.    Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the RSUs. The Company will issue to you, in settlement of your RSUs and subject to the provisions of Section 7 below, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

b.    Timing of Settlement. Your RSUs will be settled by the Company, in the manner set forth in Section 6(a) above, within thirty days following date that the RSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.

7.     Tax Withholding. On or before the time you receive a distribution of the shares subject to your RSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your RSUs (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your RSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the RSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock. In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. Notwithstanding the foregoing, in the event that your RSUs are settled in cash in accordance with Section 6(a) above, such cash payment shall be subject to the Withholding Taxes.

8.	Adjustments for Corporate Transactions and Other Events.

a.     Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of RSUs and the number of such RSUs that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. The Administrator shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the RSUs as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional RSUs. Adjustments under this Section 8 will be made by the Administrator, whose determination regarding such adjustments will be final, binding and conclusive.

b.     Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the RSUs, to the same extent as the RSUs with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the RSUs are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the RSUs.

9.     Non-Guarantee of Employment or Service Relationship. Nothing in this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any RSUs or any other adverse effect on your interests under this Agreement.

10.   Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the RSUs until such shares of Common Stock have been issued to you.

11.   The Company’s Rights. The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.   Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

13.   Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the RSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the RSUs granted hereunder shall be void and ineffective for all purposes.

14.   Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the RSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15.   Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all per-sons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include New Jersey, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes New Jersey or any state court in the district which includes New Jersey. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

16.   Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that be-fore you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

17.   Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.   Section 409A. This Agreement and the RSUs granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the RSUs shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the RSUs settle. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

20.   Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

21.   No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these RSUs is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these RSUs ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these RSUs; and (vii) no claim or entitlement to compensation or damages arises if these RSUs do not increase in value and you irrevocably release the Company from any such claim that does arise.

22.   Personal Data. For purposes of the implementation, administration and management of the stock grant or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

GLOSSARY

a.	“Administrator” means the Board of Directors of CytoSorbents Corporation or such committee or committees appointed by the Board to administer the RSUs under this Agreement.

b.	“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with CytoSorbents Corporation (including but not limited to joint ventures, limited liability companies and partnerships). For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

c.	“Cause” has the meaning ascribed to such term in the Employment Agreement.

d.	“Change of Control” has the meaning ascribed to such term in the Employment Agreement.

e.	“Common Stock” means the common stock, US$0.001 par value per share, of CytoSorbents Corporation.

f.	“Company” means CytoSorbents Corporation and its Affiliates, except where the context otherwise requires.

g.	“Disability” has the meaning ascribed to such term in the Employment Agreement.

h.	“Good Reason” has the meaning ascribed to such term in the Employment Agreement.

i.	“Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not CytoSorbents Corporation or its successor, or an Affiliate of CytoSorbents Corporation or its successor.

j.	“Termination Date” has the meaning ascribed to such term in the Employment Agreement.

k.	“You”; “Your”. You means the recipient of the RSUs as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

CytoSorbents Corporation

By:	/s/ Dr. Phillip P. Chan

Name:	Dr. Phillip P. Chan
Title:	Chief Executive Officer
Date:	August 14, 2024

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the RSUs or the Company.

GRANTEE

/s/ Peter J. Mariani
Peter J. Mariani
Date:	August 14, 2024

Appendix A

Vesting Schedules

•	110,000 RSUs shall become vested and nonforfeitable upon the earlier of (i) a Change of Control, or (ii) the fourth (4th) anniversary of the Grant Date; provided, that your Service is continuous from the Grant Date through such applicable vesting date.

•	65,000 RSUs shall become vested and nonforfeitable according to the following vesting schedule; provided, that your Service is continuous from the Grant Date through such applicable vesting date: (i) 50% (i.e., 32,500 RSUs) shall vest and become nonforfeitable on the first (1st) anniversary of the Grant Date, and (ii) 50% (i.e., 32,500 RSUs) shall vest and become nonforfeitable on the second (2nd) anniversary of the Grant Date.

•	175,000 RSUs shall become vested and nonforfeitable upon a Change of Control; provided, that your Service is continuous from the Grant Date until the date the Change of Control is consummated.*

* These RSUs are considered “Change of Control RSUs” as set forth in the Employment Agreement.